UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2025

CHATHAM LODGING TRUST
(Exact name of Registrant as specified in its charter)

Maryland	001-34693	27-1200777
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

222 Lakeview Avenue, Suite 200
West Palm Beach,	Florida	33401
(Address of principal executive offices)		(Zip Code)

(561) 802-4477
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Exchange on Which Registered
Common Shares of Beneficial Interest, $0.01 par value	CLDT	New York Stock Exchange
6.625% Series A Cumulative Redeemable Preferred Shares	CLDT-PA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b.2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On September 25, 2025, Chatham Lodging Trust (the “Company”), as parent guarantor, Chatham Lodging LP, as borrower (the “Operating Partnership”), and certain subsidiaries of the Operating Partnership, as guarantors, entered into that certain new Credit Agreement (the “Credit Agreement”) for which Bank of America Securities, Inc. (“BOFA”) is acting as the administrative agent. BOFA, Wells Fargo Securities, LLC, Capital One, National Association, Regions Capital Markets and Truist Securities Inc. acted as joint lead arrangers, and JPMorgan Chase Bank, N.A. and Royal Bank of Canada also served as lenders in the transaction.

The Credit Agreement provides for a $300 million unsecured revolving loan and an unsecured term loan of $200 million for a total of $500 million to replace the existing $260 million revolving credit facility and $140 unsecured term loan facility (together, the “Existing Facilities”). Proceeds from the new $200 million funded term loan were used to repay the $60 million of outstanding borrowings under the prior $260 million revolving credit facility and the $140 million of outstanding borrowings under the prior term loan. The new credit facility will mature on September 25, 2029 and additionally includes options to extend the maturity by 12 months.

Pursuant to the Credit Agreement, the Company and certain subsidiaries of the Company guarantee to the lenders thereunder all of the financial obligations (including indebtedness, capital leases and guarantees) of the Operating Partnership and each other guarantor. From time to time, the Operating Partnership may be required to cause additional subsidiaries to become guarantors under the Credit Agreement.

All borrowings under the unsecured revolving loan will bear interest at a rate per annum pursuant to a leveraged based pricing grid over the applicable adjusted term Secured Overnight Financing Rate (“SOFR”) ranging from 1.5% to 2.25% (currently 1.6%) and all borrowings under the term loan will bear interest at a rate per annum pursuant to a leveraged based pricing grid over the applicable adjusted term SOFR ranging from 1.45% to 2.2% (a 0.1% decrease from Existing Facilities).

The Credit Agreement contains representations, warranties, covenants, terms and conditions customary for transactions of this type, including limitations on liens, incurrence of debt, investments, mergers and asset dispositions, covenants to preserve corporate existence and comply with laws, covenants on the use of proceeds of the credit facility or default provisions, including defaults for non-payment, breach of representations and warranties, insolvency, non-performance of covenants, cross-defaults and guarantor defaults. The occurrence of an event of default under the Credit Agreement Amendment could result in all loans and other obligations becoming immediately due and payable and the credit facility being terminated and allow the lenders under the agreement to exercise all rights and remedies available to them with respect to the collateral.

The foregoing summaries of the material provisions of the Credit Agreement are not complete and are qualified in their entireties by reference to the copy of the Credit Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K with respect to the Credit Agreement made thereunder, is hereby incorporated by reference into this Item 2.03.

Item 7.01.	Regulation FD Disclosure.

On September 26, 2025, the Company issued a press release announcing the Company’s refinancing made in connection with entering into the agreements described under Item 1.01 of this Current Report on Form 8-K. A copy of that press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is hereby incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1
Credit Agreement, dated as of September 25, 2025, among the Operating Partnership, as the borrower, the Registrant, as the parent REIT and a guarantor, certain subsidiaries of the borrower, as guarantors, Bank of America, N.A., as administrative agent and L/C issuer, and the other lenders party thereto.

99.1	Press release regarding refinancing and upsizing of credit facility, addition of term loan issued September 26, 2025.

104	Cover page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHATHAM LODGING TRUST

September 29, 2025	By:	/s/ Jeremy B. Wegner

Name: Jeremy B. Wegner
Title: Senior Vice President and Chief Financial Officer